As filed with the Securities and Exchange Commission on May 28, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORCEPT THERAPEUTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	149 Commonwealth Drive Menlo Park, CA 94025 (650) 327-3270	77-0487658
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(I.R.S. Employer Identification No.)

Joseph K. Belanoff, M.D.

Chief Executive Officer

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

☐ Large accelerated filer	Accelerated filer ☐
☐ Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, $0.001 par value per share, issuable upon the exercise of warrants	4,286,395 shares	$2.96	$12,687,729	$904.64

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on May 25, 2010, as reported on the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 28, 2010

PROSPECTUS

4,286,395 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition of up to 4,286,395 shares of Corcept Therapeutics Incorporated common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus. These shares represent shares of common stock issuable upon the exercise of warrants held by the selling stockholders. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 11 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT”. On May 27, 2010, the last reported sale price for our common stock on the Nasdaq Capital Market was $3.09 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

EXPLANATORY NOTE

The aggregate market value of voting and non-voting common equity held by non-affiliates of the registrant was approximately $103.5 million as of May 27, 2010 based upon the closing price on the Nasdaq Capital Market reported for such date. This calculation does not reflect a determination that certain persons are affiliates of the registrant for any other purpose.

ABOUT THE COMPANY

We are a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. Our focus is on those disorders that are associated with a steroid hormone called cortisol. Elevated levels and abnormal release patterns of cortisol have been implicated in a broad range of human disorders. Since our inception in May 1998, we have been developing our lead product, CORLUX, a potent glucocorticoid receptor II (GR-II), antagonist that blocks the activity of cortisol. We have also discovered three series of novel selective GR-II antagonists and have moved one of these compounds, CORT 108297, from one of these series into clinical development.

•

Cushing’s Syndrome.    Cushing’s Syndrome is a disorder caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. Sometimes called “hypercortisolism,” it is relatively uncommon and most often affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in approximately 3,000 new patients and an estimated prevalence of 20,000 patients with Cushing’s Syndrome in the United States.

The Investigational New Drug application, or IND, for the evaluation of CORLUX for the treatment of Cushing’s Syndrome was opened in September 2007. The U.S. Food and Drug Administration, or FDA, has indicated that our single 50-patient open-label study may provide a reasonable basis for the submission of a New Drug Application, or NDA, for this indication. On May 3, 2010, we announced that we had enrolled 45 of the planned 50 patients in our open-label Phase 3 trial of CORLUX in patients with Cushing’s Syndrome and that the remaining patients are now being screened to enable completion of enrollment in the coming weeks. We expect to announce results of this study in the fourth quarter of this year and to submit our NDA for the use of CORLUX in Cushing’s Syndrome by year-end 2010.

In July 2007, we received Orphan Drug Designation from the FDA for CORLUX for the treatment of endogenous Cushing’s Syndrome. Orphan Drug Designation is a special status granted by the FDA to encourage the development of treatments for diseases or conditions that affect fewer than 200,000 patients in the United States. Drugs that receive Orphan Drug Designation obtain seven years of marketing exclusivity from the date of drug approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

•

Psychotic depression.    We are developing CORLUX for the treatment of the psychotic features of psychotic major depression under an exclusive patent license from Stanford University. Psychotic major depression will hereafter be referred to as psychotic depression. The FDA has granted “fast track” status to evaluate the safety and efficacy of CORLUX for the treatment of the psychotic features of psychotic depression.

In March 2008, we began enrollment in Study 14, our ongoing Phase 3 trial in psychotic depression. The protocol for this trial incorporates what we have learned from our three previously completed Phase 3 trials. It attempts to address the established relationship between increased drug plasma levels and clinical response and to decrease the random variability observed in the results of the psychometric instruments used to measure efficacy. In one of the previously completed Phase 3 trials, Study 06, we prospectively tested and confirmed that patients whose plasma levels rose above a predetermined threshold statistically separated from both those patients whose plasma levels were below the threshold and those patients who received placebo; this threshold was established from data produced in earlier studies.

As expected, patients who took 1200 milligram, or mg, of CORLUX in Study 06 developed higher drug plasma levels than patients who received lower doses. Further, there was no discernable difference in the incidence of adverse events between patients who received placebo in Study 06 and those who received 300 mg, 600 mg or 1200 mg of CORLUX in that study. Based on this information, we are using a CORLUX dose of 1200 mg once per day for seven days in Study 14.

In addition, we also are utilizing a third party centralized rating service to independently evaluate the patients for entry into the study as well as to evaluate their level of response throughout their participation in the study. We believe the centralization of this process will improve the consistency of rating across clinical trial sites and reduce the background noise that was experienced in earlier studies and is endemic to many psychopharmacologic studies. We believe that this change in dose, as well as the other modifications to the protocol, should allow us to demonstrate the efficacy of CORLUX in the treatment of psychotic depression. In March 2009, we announced that, in order to conserve financial resources, we were scaling back our planned rate of spending on this trial and extended the timeline for its completion. As of early July 2009, we had completed the implementation of this strategy, which included reducing the number of clinical sites to eight.

•

Antipsychotic-induced Weight Gain Mitigation.    In 2005, we published the results of studies in rats that demonstrated that CORLUX both reduced the weight gain associated with the ongoing use of olanzapine and mitigated the weight gain associated with the initiation of treatment with olanzapine (the active ingredient in Zyprexa). This study was paid for by Eli Lilly and Company, or Eli Lilly.

During 2007, we announced positive results from our clinical proof-of-concept study in lean healthy male volunteers evaluating the ability of CORLUX to mitigate weight gain associated with the use of Zyprexa. The results showed a statistically significant reduction in weight gain in those subjects who took Zyprexa plus CORLUX compared to those who took Zyprexa plus placebo. Also, the addition of CORLUX to treatment with Zyprexa had a beneficial impact on secondary metabolic measures such as fasting insulin, triglycerides and abdominal fat, as indicated by waist circumference. Eli Lilly provided Zyprexa and financial support for this study. In January 2009 we announced positive results from a similar proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of Johnson & Johnson’s Risperdal. This study, which began in 2008, confirmed and extended the earlier results seen with CORLUX and Zyprexa, demonstrating a statistically significant reduction in weight and secondary metabolic endpoints of fasting insulin, triglycerides and abdominal fat, as indicated by waist circumference. The results from the study of CORLUX and Risperdal were presented at several scientific conferences, including the American Diabetes Association meeting in June 2009.

The combination of Zyprexa or Risperdal and CORLUX is not approved for any indication. The purpose of these studies was to explore the hypothesis that GR-II antagonists, such as CORLUX and our next generation of selective GR-II antagonists, would mitigate weight gain associated with antipsychotic medications. The group of medications known as second generation antipsychotic medication, including Zyprexa, Risperdal, Clozaril and Seroquel, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning in their labels relating to treatment emergent hyperglycemia and diabetes mellitus.

We have completed IND enabling work with CORT 108297, which included preclinical studies in the rat in antipsychotic induced weight gain, diet induced weight gain and insulin sensitivity. In February 2010, we initiated a Phase 1 study to evaluate the tolerability of this compound in healthy volunteers. CORT 108297 is the lead compound from our three series of selective GR-II antagonists. Preclinical studies of CORT 108297, presented at scientific conferences during 2009, demonstrated a statistically significant mitigation in weight gain and other metabolic effects when added to olanzapine, the active ingredient in Eli Lilly’s medication Zyprexa. CORT 108297 also demonstrated the potential to mitigate weight gain caused by consumption of a high fat, high sucrose diet and improve insulin sensitivity in a preclinical mouse model.

•

Additional Indications.    We have discovered three series of next-generation selective GR-II receptor antagonists, two of which have been patented in the United States and one of which is the subject of a pending U.S. patent application. As discussed above, the lead compound from these series, CORT 108297, is being developed for the prevention of weight gain induced by antipsychotic medication and is currently in a Phase 1 trial. There are numerous additional compounds in these three series that may be developed for weight gain mitigation or other diseases in which excess cortisol plays a role. The role of excess cortisol has been well established and documented in the scientific literature in diabetes, obesity, hypertension, osteoporosis, glaucoma, Alzheimer’s disease and various other neurodegenerative diseases, in addition to antipsychotic-induced weight gain.

We were incorporated in the State of Delaware on May 13, 1998. Our registered trademarks include Corcept® and CORLUX®. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

Our principal executive offices are located at 149 Commonwealth Drive, Menlo Park, CA 94025. Our telephone number is (650) 327-3270. Our web site address is www.corcept.com. The information found on our website, or otherwise accessible through our website, is not deemed to be part of this prospectus. References in this prospectus to “we,” “us,” “our,” “our company” or “Corcept” refer to Corcept Therapeutics Incorporated.

RISK FACTORS

Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements contained or incorporated by reference in this prospectus other than statements of historical fact are forward-looking statements. When used in this prospectus or any document incorporated by reference in this prospectus, the words “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” “may,” “will,” “should,” “seeks” and similar expressions are forward-looking statements. Such forward-looking statements are based on current expectations, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements made or incorporated by reference in this prospectus include statements about:

•	the progress of our research, development and clinical programs and the timing of regulatory activities;
•	our estimates of the dates by which we expect to report results of our clinical trials and the anticipated results of these trials;
•	the timing of market introduction of CORLUX® and future product candidates, including CORT 108297;
•	our ability to market, commercialize and achieve market acceptance for CORLUX or other future product candidates, including CORT 108297;
•	uncertainties associated with obtaining and enforcing patents;
•	our estimates for future performance; and
•	our estimates regarding our capital requirements and our needs for, and ability to obtain, additional financing.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. For a more detailed discussion of such forward-looking statements and the potential risks and uncertainties that may impact upon their accuracy, see the “Risk Factors” section of our most recent Annual Report on Form 10-K and of our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. These forward-looking statements reflect our view only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we undertake no obligations to update any forward looking statements. Accordingly, you should also carefully consider the factors set forth in reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

The shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants of $2.96 per share. If the selling stockholders exercise, on a cash basis, all of the warrants underlying the shares being registered, we will receive proceeds of approximately $12.7 million. We intend to use such proceeds, if any, for general corporate purposes, including working capital. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

On April 21, 2010, we entered into a warrant purchase agreement, or Warrant Purchase Agreement, with the selling stockholders, pursuant to which we sold in a private placement transaction warrants to purchase up to 4,286,395 shares of our common stock. This prospectus covers the sale or other disposition by the selling stockholders or their transferees of up to the total number of shares of common stock issuable upon exercise of the warrants issued to those selling stockholders pursuant to the Warrant Purchase Agreement. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares underlying the warrants issued to the selling stockholders under the Warrant Purchase Agreement, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the Warrant Purchase Agreement.

The warrants issued to the purchasers in the private placement became exercisable on April 21, 2010 at an exercise price of $2.96 per share and will expire three years from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” below.

Except as otherwise disclosed in the footnotes below with respect to any other selling stockholder, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders assuming all of the shares covered hereby are sold. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the cash exercise of all the warrants for common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders.

The information set forth below is based upon information obtained from the selling stockholders and upon information in our possession regarding the issuance of shares of common stock to the selling stockholders in connection with the private placement transaction. The percentages of shares owned after the offering are based on 67,031,362 shares of our common stock outstanding as of April 21, 2010, including the shares of common stock covered hereby. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of April 21, 2010 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner (1)	Shares of Common Stock Owned Prior to Offering (2)	Number of Shares Being Offered (3)	Shares of Common Stock Owned After Offering (2)(4)
			Number	Percent
Longitude Venture Partners, L.P. and affiliated entity and individual (5)	15,012,908	856,644	14,156,264	20.4%
Sutter Hill Ventures and affiliated entities and individuals † (6)	13,618,891	659,245	12,959,646	19.0
G. Leonard Baker, Jr. (7)	9,472,846	452,793	9,020,053	13.3
Ingalls & Snyder, LLC and affiliated entities and individuals †† (8)	5,362,371	1,083,777	4,278,594	6.4
Federated Funds †† (9)	4,755,247	979,022	3,776,225	5.6
Joseph C. Cook, Jr. (10)	3,481,521	134,617	3,346,904	5.0
George H. Conrades (11)	2,175,652	122,378	2,053,274	3.1
David L. Mahoney (12)	1,412,852	48,952	1,363,900	2.0
Vaughn D. Bryson (13)	543,588	35,000	508,588	*
Thomas L. Gipson (14)	540,000	140,000	400,000	*
Alexander Casdin (15)	527,625	73,427	454,198	*
Douglas DeVivo (16)	487,137	35,000	452,137	*
David E. Shaw (17)	400,285	48,952	351,333	*
Steven D. Pruett (18)	477,162	24,476	452,686	*
VP Company Investments 2008, LLC (19)	51,002	2,448	48,554	*
Alan C. and Agnes B. Mendelson Family Trust (20)	102,004	2,448	99,556	*
All other selling stockholders as a group † (21)	626,964	40,009	586,955	*

*	Less than 1% of our outstanding common stock.

†

Certain of these selling stockholders are affiliates of registered broker-dealers, as specified in the applicable numbered footnote. Each such entity has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

††

The selling stockholder is an affiliate of a registered broker-dealer. Such selling stockholder has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(1)

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling stockholder table by prospectus supplement or post-effective amendment.

(2)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of April 21, 2010.

(3)	Assumes the exercise for cash of all warrants to purchase common stock offered in this prospectus held by the selling stockholders.

(4)

Assumes that all shares being registered in this prospectus are resold to third parties and that with respect to a particular selling stockholder, such selling stockholder sells all shares of common stock registered under this prospectus held by such selling stockholder.

(5)

Includes (a) 11,670,770 shares held by Longitude Venture Partners, L.P., and 3,091,479 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to warrants, (b) 156,159 shares held by Longitude Capital Associates, L.P. and 26,583 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to warrants and (c) 67,917 shares that may be acquired by Patrick Enright within 60 days of April 21, 2010 pursuant to options. Longitude Capital

Partners, LLC is the general partner of each of Longitude Venture Partners, L.P. and Longitude Capital Associates, L.P. and maintains voting and investment control over the shares held by each of Longitude Venture Partners, L.P. and Longitude Capital Associates, L.P. Juliet Tammenoms Bakker and Mr. Enright, a member of our Board of Directors, are the managing members of Longitude Capital Partners, LLC and thus may be deemed to have shared voting and investment power over the shares held by Longitude Venture Partners, L.P., and Longitude Capital Associates, L.P. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein. The address for Longitude Capital is 800 El Camino Real, Suite 220, Menlo Park, California 94025.

(6)

Consists of: (a) 5,525,017 shares held by Sutter Hill Ventures, A California Limited Partnership, which is referred to as Sutter Hill Ventures, and 707,752 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to warrants, (b) 29,273 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P., which is referred to as SHAI, (c) 74,113 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P., which is referred to as SHQP, (d) 205,439 shares of common stock held by G. Leonard Baker, Jr., (e) 1,180,231 shares held by Mr. Baker, as Trustee of The Baker Revocable Trust, and 228,765 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to warrants, (f) 839,059 shares held by Saunders Holdings, L.P. of which Mr. Baker is a general partner, and 115,015 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to warrants, (g) 379,733 shares held by the Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO G. Leonard Baker, Jr. and 98,449 shares that may be acquired by that plan for the benefit of Mr. Baker within 60 days of April 21, 2010 pursuant to a warrant, (h) 90,000 shares that may be acquired by Mr. Baker within 60 days of April 21, 2010 pursuant to options, (i) 752,082 shares held by Tench Coxe, as Trustee of The Coxe Revocable Trust, and 73,871 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to a warrant, (j) 430,915 shares held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Tench Coxe and 87,706 shares that may be acquired by that plan for the benefit of Mr. Coxe within 60 days of April 21, 2010 pursuant to warrants, (k) 87,804 shares held by Mr. Coxe as Trustee of The Tamerlane Charitable Remainder Unitrust, (l) 342,048 shares held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David L. Anderson and 106,819 shares that may be acquired by that plan for the benefit of Mr. Anderson within 60 days of April 21, 2010 pursuant to warrants, (m) 327,603 shares held by Anvest, L.P., of which Mr. Anderson is the general partner, and 6,213 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant, (n) 257,080 shares held by Mr. Anderson, as Trustee of The Anderson Living Trust and 6,213 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to a warrant, (o) 11,136 shares held by Acrux Partners, L.P., of which The Anderson Living Trust is the general partner, (p) 491,719 shares held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO William H. Younger, Jr. and 113,338 shares that may be acquired by that plan for the benefit of Mr. Younger within 60 days of April 21, 2010 pursuant to warrants, (q) 211,545 shares held by Mr. Younger, as Trustee of The William H. Younger, Jr. Revocable Trust, (r) 123,384 shares held by Yovest, L.P., of which The William H. Younger, Jr. Revocable Trust is the general partner, and 13,186 shares that may be acquired by that partnership within 60 days of April 21, 2010 pursuant to a warrant, (s) 118,350 shares held by Gregory P. Sands, as Trustee of The Gregory P. and Sarah J.D. Sands Trust Agreement and 19,530 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to warrants, (t) 23,889 shares held by Gregory P. Sands, (u) 2,532 shares held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Gregory P. Sands, (v) 9,627 shares held by Mr. Sands, as Trustee of the Gregory P. Sands Charitable Remainder Unitrust, (w) 129,221 shares held by James N. White, as Trustee of The White Family Trust and 16,720 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to warrants, (x) 19,086 shares held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO James N. White and 2,039 shares that may be acquired by that plan for the benefit of Mr. White within 60 days of April 21, 2010 pursuant to a warrant, (y) 40,605 shares held by James C. Gaither, (z) 60,854 shares held by Tallack Partners, L.P., of which Mr. Gaither is a general partner, and 10,867 shares that may be acquired by that partnership within 60 days of April 21, 2010 pursuant to a warrant, (aa) 17,908 shares held by James C. Gaither, as Trustee of The Gaither Revocable Trust, (ab) 133,550 shares held by Jeffrey W. Bird, as Trustee of the Jeffrey W. and Christina R. Bird Trust Agreement and 16,893 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to warrants, (ac) 21,938 shares held by David E. Sweet, as Trustee of The David and Robin Sweet Living Trust, and 728 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to a warrant, (ad) 21,373 shares held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David E. Sweet and 5,968 shares that may be acquired by that plan for the benefit of Mr. Sweet within 60 days of April 21, 2010 pursuant to warrants, (ae) 9,627 shares held by David E. Sweet and (af) 19,384 shares held by Andrew T. Sheehan, as Trustee for the Sheehan 2003 Trust and 2,694 shares that may be acquired by that trust within 60 days of April 21, 2010 pursuant to warrants. Each of the selling stockholder named in parts (g), (j), (l), (p), (u), (x) and (ad) is an affiliate of a registered broker-dealer and has certified that it has purchased the shares being offered by it for the benefit of these named individuals in the SHV Profit Sharing Plan in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Mr. Baker, a member of our Board of Directors, may be deemed to have shared voting and investment power with respect to the shares and warrants held by The Baker Revocable Trust and Saunders Holdings, L.P. Mr. Baker is also a managing director of the general partner of Sutter Hill Ventures, SHAI and SHQP. Mr. Baker, Sutter Hill Ventures, SHAI and SHQP do not have voting or investment power with respect to the shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals referenced under parts (i) through (af) of this note. Mr. Baker, David L. Anderson, William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Andrew T. Sheehan and Michael L. Speiser, referred to collectively as the Sutter Hill Principals, may be deemed to have shared voting and investment power with respect to the shares held by Sutter Hill Ventures, SHAI and SHQP. As a result of the shared voting and investment power referenced herein, Messrs. Baker, Anderson, Younger, Coxe, Sands, Gaither, White, Bird, Sweet, Sheehan and Speiser may each be deemed to beneficially own the shares held by Sutter Hill Ventures, SHAI and SHQP. In addition to the beneficial ownership of the shares held by Sutter Hill Ventures, SHAI and SHQP, the Sutter Hill Principals may each be deemed to have beneficial ownership of shares held in their own names and, as the result of shared voting and investment power, shares held by other entities as follows: Mr. Coxe may be deemed to have shared voting and investment power with respect to the shares and warrants held by The Coxe Revocable Trust and The Tamerlane Charitable Remainder Unitrust; Mr. Anderson may be deemed to have shared voting and investment power with respect to the shares and warrants held by Anvest, L.P., The Anderson Living Trust and Acrux Partners, L.P.; Mr. Younger may be deemed to have shared voting and investment power with respect to the shares and warrants held by The William H. Younger, Jr. Revocable Trust and Yovest, L.P.; Mr. Sands may be deemed to have shared voting and investment power with respect to the shares and warrants held by the Gregory P. and Sarah J.D. Sands Trust Agreement and the Gregory P. Sands Charitable Remainder Unitrust; Mr. White may be deemed to have shared voting and investment power with respect to the shares and warrants held by The White Family Trust; Mr. Gaither may be deemed to have shared voting and investment power with respect to the shares and warrants held by Tallack Partners, L.P. and The Gaither Revocable Trust; Mr. Bird may be deemed to have shared voting and investment power with respect to the shares and warrants held by the Bird Trust; Mr. Sweet may be deemed to have shared voting and investment power with respect to the shares and warrants held by The David and Robin Sweet Living Trust and Mr. Sheehan may be deemed to have shared voting and investment power with respect to the shares and warrants held by the Sheehan 2003 Trust. Each of these individuals disclaims beneficial ownership of all holdings reflected herein, except to the extent of his individual pecuniary interest therein.

The address for Sutter Hill Ventures and affiliates is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.

(7)	Consists of all shares referenced in footnote (6) other than the shares and warrants referenced under parts (i) through (af) of footnote (6).

(8)

Consists of (a) 2,700,000 shares held by Ingalls & Snyder Value Partners, L.P., or Ingalls, and 700,000 shares that may be acquired by Ingalls within 60 days of April 21, 2010 pursuant to a warrant, (b) 98,313 shares held by Ingalls & Snyder LLC, (c) 1,350,000 shares held by Robert L. Gipson and 350,000 shares that may be acquired by Mr. Gipson within 60 days of April 21, 2010 pursuant to a warrant and (d) 130,281 shares held by Thomas O. Boucher, Jr. and 33,777 shares that may be acquired by Mr. Boucher within 60 days of April 21, 2010 pursuant to a warrant. Ingalls & Snyder LLC, the investment advisor of Ingalls, and Mr. Boucher, Mr. Gipson, and Adam Janovic, each a general partner of Ingalls, share investment power over the shares held by Ingalls. Messrs. Boucher, Gipson and Janovic share voting power over the shares held by Ingalls. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls & Snyder LLC is 61 Broadway, New York, New York 10006.

(9)

Consists of (a) 3,075,523 shares beneficially held by Federated Kaufmann Fund, or FKF, and 797,358 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant, (b) 467,262 shares beneficially held by Federated Kaufmann Small Cap Fund, or FKSCF, and 121,142 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant, (c) 166,377 shares beneficially held by American Skandia Trust, Federated Aggressive Growth Portfolio, or ASTAG, and 43,135 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant and (d) 67,063 shares beneficially held by Federated Kaufmann Fund II, or FKFII, and 17,387 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant. Each of FKF and FKSCF is a portfolio of Federated Equity Funds, an investment company registered under the Investment Company Act of 1940, as amended, or Investment Company Act. American Skandia Trust, Federated Aggressive Growth Portfolio, or ASTAG, is a portfolio of Advanced Series Trust, an investment company registered under the Investment Company Act. ASTAG’s investment advisors are Prudential Investments LLC and AST Investment Services, Inc., which have delegated daily management of the fund’s assets to Federated Equity Management Company of Pennsylvania, or FEMCPA, as sub-advisor. Federated Kaufmann Fund II, or FKFII, is a portfolio of Federated Insurance Series, an investment company registered under the Investment Company Act. We refer to FKF, FKSCF, ASTAG and FKFII collectively as the Federated Funds. The parent holding company of the advisors of each Federated Fund is Federated Investors Inc., or FII. The advisor of each Federated Fund is FEMCPA, which has delegated daily management of the fund’s assets to Federated Global Investment Management Corp., or FGIMC, as subadvisor. In the case of ASTAG, FEMCPA as sub-advisor, has delegated daily management of the fund’s assets to FGIMIC as sub-sub-advisor. While the officers and directors of FEMCPA have dispositive power over the portfolio securities of each of the Federated Funds, they customarily delegate this dispositive power, and therefore the day-to-day dispositive decisions are made by the portfolio managers of each of Federated Funds. The portfolio managers disclaim any beneficial ownership of these securities. With respect to voting power, each of the Federated Funds has delegated the authority to vote proxies to FEMCPA. FEMCPA has established a Proxy Voting Committee to cast proxy votes on behalf of each of the Federated Funds in accordance with proxy voting policies and procedures approved by the applicable Federated Fund. Securities are held of record by Playback & Co., Boathorn & Co., Hare & Co. and Turnseal & Co. on behalf of FKF, FKSCF, ASTAG and FKFII, respectively. FKF, FKSCF and FKFII’s address is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. ASTAG’s address is Gateway Center Three, 100 Mulberry Street, Newark, NJ 07102.

(10)

Consists of (a) 1,130,000 shares held by Farview Management, Co. L.P., a Texas limited partnership, and 14,402 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant, (b) 1,082,011 shares and 193,258 shares that may be acquired within 60 days of April 21, 2010 pursuant to warrants that are held jointly by Joseph C. Cook, Jr. and Judith Cook (c) 476,016 shares held by the Joseph C. Cook, Jr., IRA Rollover, or Cook IRA, and 86,839 shares that may be acquired by the Cook IRA within 60 days of April 21, 2010 pursuant to a warrant, (d) 350,000 shares held by the Judith E. and Joseph C. Cook, Jr. Foundation, Inc. and 13,995 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant and (e) 135,000 shares that may be acquired by Mr. Cook within 60 days of April 21, 2010 pursuant to options. Mr. Cook and Judith E. Cook may be deemed to have shared voting and investment power over the shares held by the Cook Foundation. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein. Mr. Cook and Judith E. Cook may be deemed to have shared voting and investment power over the shares held in joint name. Mr. Cook is a member of our Board of Directors.

(11)

Consists of (a) 1,378,873 share held by Mr. Conrades and 183,330 shares that may be acquired by Mr. Conrades within 60 days of April 21, 2010 pursuant to warrants and (b) 521,727 shares held by Pelmea, L.P., or Pelmea, and 91,722 shares that may be acquired by Pelmea within 60 days of April 21, 2010 pursuant to warrants. George H. Conrades is the Managing Member of Pelmea, L.P. and may be deemed to have voting and investment power over the shares held by Pelmea. Mr. Conrades disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for George H. Conrades and Pelmea is 344 Beacon Street, Boston, MA 02116.

(12)

Consists of (a) 1,118,062 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust and 114,790 shares that may be acquired by the Trust within 60 days of April 21, 2010 pursuant to warrants and (b) 180,000 shares that may be acquired by Mr. Mahoney within 60 days of April 21, 2010 pursuant to options. Mr. Mahoney is a member of our Board of Directors.

(13)

Consists of (a) 241,749 shares held by the Bryson 2008 Grantor Revocable Annuity Trust, or the Bryson 2008 GRAT, and 35,304 shares that may be acquired by the Bryson 2008 GRAT within 60 days of April 21, 2010 pursuant to a warrant and (b) 235,000 shares held by the Vaughn D. Bryson Revocable Trust, or the Bryson Trust, and 45,687 shares that may be acquired by the Bryson Trust within 60 days of April 21, 2010 pursuant to warrants. The address for Mr. Bryson is 719 Grove Place, Vero Beach, FL 32963.

(14)

Consists of (a) 540,000 shares held by Mr. Thomas L. Gipson and (b) 140,000 shares that may be acquired by Mr. Gipson within 60 days of April 21, 2010 pursuant to a warrant. The address for Mr. Gipson is 61 Broadway, New York, New York 10006.

(15)

Consists of (a) 438,931 shares held by Mr. Casdin and (b) 88,694 shares that may be acquired within 60 days of April 21, 2010 pursuant to warrants. The address for Mr. Casdin is 131 East 66th Street, 10-D, New York, NY 10065.

(16)

Consists of (a) 288,798 shares held of record by the Douglas G & Irene E. DeVivo Revocable Trust, or DeVivo Trust, and 28,339 shares that may be acquired by the DeVivo Trust within 60 days of April 21, 2010 pursuant to warrants and (b) 135,000 shares held of record by the DeVivo Asset Management Co. LLC, Money Purchase Plan, or Plan, and 35,000 shares that may be acquired by the Plan within 60 days of April 21, 2010 pursuant to warrants. Mr. DeVivo and Irene E. DeVivo have shared voting and investment power over the shares held by the DeVivo Trust. Mr. DeVivo is the Trustee of the Plan and may be deemed to have voting and investment power over the shares held by the Plan. Mr. DeVivo disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for Mr. DeVivo is 40 Laburnum Road, Atherton, CA 94027.

(17)

Consists of (a) 98,181 shares held by David E. Shaw and 24,476 shares that may be acquired within 60 days of April 21, 2010 pursuant to a warrant and (b) 209,022 shares held by Black Point Group, L.P., or Black Point, and 68,606 shares that may be acquired by Black Point within 60 days of April 21, 2010 pursuant to warrants. Messrs. David E. Shaw and Ben Shaw are general partners of Black Point and may be deemed to have voting and investment power over the shares held by Black Point. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for Mr. D. Shaw is 542 Blackpoint Road, Scarborough, ME 04074. The address for Black Point Group, L.P. is 100 Fore Street, Portland, ME 04101.

(18)

Consists of 415,835 shares held by Mr. Pruett and 58,827 shares that may be acquired by Mr. Pruett within 60 days of April 21, 2010 pursuant to warrants. The address for Mr. Pruett is 6963 Verde Way, Naples, FL 34108.

(19)

Includes 2,448 shares that may be acquired by VP Company Investments 2008, LLC within 60 days of April 21, 2010 pursuant to warrants. Certain current and former partners of Latham & Watkins LLP, including Alan C. Mendelson, are members of VP Company Investments 2008, LLC and may be deemed to have voting and investment power over the shares held by VP Company Investments 2008, LLC. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein. VP Company Investments 2008, LLC is an affiliate of Latham & Watkins LLP, which has rendered, and will continue to render, legal services to us.

(20)

Includes (a) 2,448 shares that may be acquired by VP Company Investments 2008, LLC within 60 days of April 21, 2010 pursuant to warrants and (b) 2,448 shares that may be acquired by the Alan C. and Agnes B. Mendelson Family Trust within 60 days of April 21, 2010 pursuant to warrants. Alan C. Mendelson is a partner of Latham & Watkins LLP, which has rendered, and will continue to render, legal services to us.

(21)

Includes each other selling stockholder who in the aggregate own less than 1% of our common stock. Beneficial ownership of these stockholders consists of 571,569 shares held by these stockholders and 55,395 shares that may be acquired by these stockholders within 60 days of April 21, 2010 pursuant to warrants. These stockholders include Byron W. Smith, Joseph C. Cook, III and Steven D. Singleton. These stockholders also include Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Diane J. Naar, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Yu-Ying Chen, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Patricia Tom (Post) and Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Robert Yin. Wells Fargo Bank, N.A., Trustee of the Sutter Hill Ventures Profit Sharing Plan, or SHV PSP, is an affiliate of a registered broker-dealer and has certified that it has purchased the shares being offered by it for the benefit of these named individuals in the SHV PSP in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) the date that is three years after April 21, 2010 and (b) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement of which this prospectus forms a part or pursuant to Rule 144 of the Securities Act.

VALIDITY OF THE SECURITIES

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of the date of this prospectus, Latham & Watkins LLP and certain attorneys in the firm who have rendered, and will continue to render, legal services to us, own shares of our common stock and warrants exercisable for shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at www.sec.gov. In addition, we maintain a website that contains information about us at www.corcept.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 26, 2010;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 11, 2010;
•

our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 18, 2010 (with respect to the information under the caption “Certain Relationships and Related Transactions – Preemptive Rights” and otherwise solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009);

•

our Current Reports on Form 8-K filed with the SEC on January 7, 2010 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto), January 8, 2010, April 23, 2010 and May 5, 2010 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto); and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on April 12, 2004 (File No. 000-50679).

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write Caroline Loewy, Chief Financial Officer, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, telephone: (650) 327-3270. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

SEC registration fee	$905
Nasdaq Capital Market listing fee	42,864
Printing and engraving	5,000
Legal fees and expenses	60,000
Accounting fees and expenses	25,000
Blue sky fees and expenses (including legal fees)	5,000
Miscellaneous	1,231

Total	$140,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements to be entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.2	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.3	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.5 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.4	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated October 12, 2009 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009).

4.5	Form of Warrant issued in connection with the Warrant Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated April 21, 2010 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

4.6	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001 (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.7	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A (File No. 333-112676) filed on March 19, 2004).

4.8	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.9	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008 (incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.10	Amendment to Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated November 11, 2008 (incorporated by reference to Exhibit 10.30 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

4.11	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of October 12, 2009 (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009).

4.12	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of April 21, 2010 (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on the 28th day of May 2010.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ JOSEPH K. BELANOFF
Joseph K. Belanoff, M.D.
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Joseph K. Belanoff, Anne LeDoux and Caroline Loewy, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH K. BELANOFF Joseph K. Belanoff, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2010

/S/ CAROLINE M. LOEWY Caroline M. Loewy	Chief Financial Officer (Principal Financial Officer)	May 28, 2010

/S/ ANNE M. LEDOUX Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer (Controller and Principal Accounting Officer)	May 28, 2010

/S/ JAMES N. WILSON James N. Wilson	Director and Chairman of the Board of Directors	May 28, 2010

/S/ G. LEONARD BAKER, JR. G. Leonard Baker, Jr.	Director	May 28, 2010

/S/ JOSEPH C. COOK, JR Joseph C. Cook, Jr.	Director	May 28, 2010

/S/ PATRICK G. ENRIGHT Patrick G. Enright	Director	May 28, 2010

/S/ JAMES A. HARPER James A. Harper	Director	May 28, 2010

/S/ DAVID L. MAHONEY David L. Mahoney	Director	May 28, 2010

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.2	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.3	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.5 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.4	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated October 12, 2009 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009).

4.5	Form of Warrant issued in connection with the Warrant Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated April 21, 2010 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

4.6	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001 (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.7	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A (File No. 333-112676) filed on March 19, 2004).

4.8	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.9	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008 (incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.10	Amendment to Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated November 11, 2008 (incorporated by reference to Exhibit 10.30 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

4.11	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of October 12, 2009 (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009).

4.12	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of April 21, 2010 (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)